Volatility Shares Trust N-1A/A

Exhibit 99(e)(2)

EXHIBIT A

Volatility Shares S&P 500 High Volatility Index ETF

1x Long VIX Futures K-1 Free ETF

-1x Short VIX Mid-Term Futures ETF